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                                                                       EXHIBIT 5

                               OPINION OF COUNSEL

                                HARRIS BEACH PLLC
                                 99 Garnsey Road
                               Pittsford, New York

                                 March 30, 2005

Evans Bancorp, Inc.
14-16 North Main Street
Angola, New York 14006

Ladies and Gentlemen:

We have acted as counsel to Evans Bancorp, Inc., a New York corporation (the "Company"), in connection with the filing of the Company's Registration Statement on Form S-3 with the Securities and Exchange Commission on March 30, 2005 (the "Registration Statement"), under the Securities Act of 1933, as amended. The Registration Statement is being filed to register up to 100,000 additional shares of the common stock, par value $.50 per share (the "Shares"), of the Company to be offered by the Company pursuant to the Evans Bancorp, Inc. Dividend Reinvestment Plan (the "Plan").

In rendering this opinion, we have (i) examined the Registration Statement and the exhibits thereto, (ii) examined and relied upon original, certified, conformed, photostat or other copies of the Certificate of Incorporation and Bylaws of the Company, each as restated and/or amended to date, minutes of meetings and resolutions of the Board of Directors of the Company and such other documents and records, and (iii) made such investigation of fact and such examination of law, all as we have deemed necessary and appropriate in order to enable us to render the opinion set forth herein.

Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that (i) the Shares have been duly authorized for issuance, and (ii) when the Shares shall have been issued and sold on the terms contemplated by the Plan, and the Registration Statement shall have become effective, the Shares will be validly issued, fully paid and non-assessable.

The opinion set forth above is subject to the following qualifications:

(a) We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all such latter documents. We have also assumed the accuracy of the factual matters contained in the documents we have examined.

(b) In connection with the rendering of this opinion, we express no opinion as to the applicability of, compliance with, or effect of the laws of any states, or as to any matter subject to such laws, other than the laws of the State of New York and the federal laws of the United States of America.

(c) Our opinion is subject to and limited by (i) all applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors' rights generally; and (ii) general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

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(d) Our opinion is limited to the matters expressly set forth herein and no opinion is to be implied or inferred beyond the matters expressly so stated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus contained in and which is a part of the Registration Statement. This opinion speaks only as of the date hereof and is limited to present statutes, laws and regulations and to the facts, as they currently exist.

                              Very truly yours,

                              /s/  Harris Beach PLLC

                              Harris Beach PLLC